Exhibit 99.1


           MAXIMUS to Provide Program Continuity for Texas
                 Health and Human Services Commission


    RESTON, Va.--(BUSINESS WIRE)--March 13, 2007--MAXIMUS (NYSE:MMS), a leading provider of government services, announced today that the Company is in the process of executing separate agreements with the Texas Health and Human Services Commission (HHSC) to administer a long-term Medicaid Enrollment Broker (EB) program and to provide support services to maintain program continuity on the State's Children's Health Insurance Program (CHIP) on an interim basis.

    The State announced today that it would begin winding down its contract with the Texas Access Alliance. Details regarding the HHSC announcement may be found at:
http://www.hhs.state.tx.us/news/release.shtml

    The Company is working with HHSC to finalize the terms of the agreements. The contract terms are expected to be finalized shortly and to be accretive when effective. MAXIMUS has successfully managed the State's EB operations since 1997 and currently expects that it will continue running those operations through June 2010. Separately, under an interim agreement, MAXIMUS will provide operational support for CHIP, including systems and staffing to process applications.

    Richard Montoni, President and Chief Executive Officer, stated, "MAXIMUS has had a long and successful relationship with the State of Texas. We welcome the opportunity to establish a direct contractual agreement with the State under an appropriate financial structure. We look forward to working with the State to achieve their operational objectives in the areas of health and human services on behalf of their constituents."

    MAXIMUS remains in arbitration proceedings with Accenture, the former prime contractor on the Texas Access Alliance, and cannot provide any update on this process at this time. The Company cannot predict the outcome of the arbitration proceeding or the impact it may have on its operating results or financial condition.

    MAXIMUS is one of America's leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 220 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

    Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent quarterly on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997).


    CONTACT: MAXIMUS
             Investor Relations:
             Lisa Miles, 703-251-8637
             or
             Public/Media Relations:
             Rachael Rowland, 703-251-8688